UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): July 19, 2016

BLUEKNIGHT ENERGY PARTNERS, L.P.
(Exact name of Registrant as specified in its charter)

DELAWARE	001-33503	20-8536826
(State of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

201 NW 10th, Suite 200 Oklahoma City, Oklahoma	73103
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code: (405) 278-6400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.    Termination of a Material Definitive Agreement.

The information in Item 2.06 below is incorporated by reference into this Item 1.02.

On July 19, 2016, in connection with Blueknight Energy Partners, L.P.’s (the “Partnership’s”) decision not to pursue the Knight Warrior project as discussed in Item 2.06 below, the Partnership and Eaglebine Crude Oil Marketing LLC (“Eaglebine Crude”), which is 50% owned by an affiliate of Blueknight Energy Holding, Inc. (who owns 50% of Blueknight Energy Partners, G.P., L.L.C., the Partnership’s general partner), terminated the Crude Oil Throughput and Deficiency Agreement, effective as of August 28, 2014, pursuant to which the Partnership was to provide certain crude oil transportation services on the Knight Warrior Pipeline for Eaglebine Crude.

Item 2.02    Results of Operations and Financial Condition.

Financial Results for the Second Quarter of 2016 (unaudited)

The following amounts are estimates of certain key financial results that the Partnership expect’s for the second quarter of 2016:

•
Net Loss of between $18.6 million and $19.0 million, inclusive of an anticipated $22.4 million to $22.8 million non-cash impairment charge related to the Knight Warrior Pipeline project, which has been formally canceled;

•	Adjusted EBITDA of between $15.78 million and $15.91 million; and

•
Distributable cash flow of between $9.38 million and $9.75 million. Second quarter distributable cash flow has been impacted by the timing of maintenance capital attributable to the asphalt facilities as maintenance capital expenditures are typically weighted toward the first half of the year in advance of the facilities busy season and as a result of unanticipated maintenance capital related to storage tanks at three of the Partnership’s terminal facilities.

The information in Item 2.06 below is incorporated by reference into this Item 2.02.

Although full results for the second quarter of 2016 are not yet available, based upon information available to the Partnership, the Partnership is not aware and does not anticipate that its results for the second quarter will be adversely affected, in the aggregate, by material or unusual events, and the Partnership believes that, during the second quarter it did not incur material additional borrowings or other liabilities, contingent or otherwise, or default under its debt covenants. Nevertheless, the Partnership’s actual results for the second quarter of 2016 may differ from these expectations and from the estimates disclosed above, and such differences could be material.

This Current Report on Form 8-K contains the non-GAAP financial measures of adjusted EBITDA and distributable cash flow. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation, amortization, non-cash equity-based compensation and asset impairment charges. Distributable cash flow is defined as adjusted EBITDA, less cash paid for interest, maintenance capital expenditures, and cash paid for taxes. The use of adjusted EBITDA and distributable cash flow should not be considered as alternatives to GAAP measures such as net income. The following table reconciles the Partnership’s range of estimated adjusted EBITDA and distributable cash flow to estimated net loss for the second quarter of 2016:

		Three months ended June 30, 2016
		(Estimated data; in thousands)
Net income (loss)	between	$(18,600)	and	$(19,000)
Interest expense	between	3,650	and	3,700
Income taxes	between	45	and	60
Depreciation and amortization	between	7,650	and	7,700
Non-cash equity-based compensation	between	640	and	650
Asset impairment charge	between	22,400	and	22,800
Adjusted EBITDA	between	$15,785	and	$15,910
Cash paid for interest	between	(3,200)	and	(3,175)
Cash paid for taxes	between	(250)	and	(240)
Maintenance capital expenditures, net of reimbursable expenditures	between	(2,950)	and	(2,750)
Distributable cash flow	between	$9,385	and	$9,745

In accordance with General Instruction B.2 of Form 8-K, the information set forth herein under Item 2.02 is deemed to be “furnished” and shall not be deemed “filed” for purposes of the Exchange Act of 1934, as amended.

Item 2.06    Material Impairments.

On July 20, 2016, the Partnership formally evaluated the current prospects of the Knight Warrior project, a previously announced East Texas Eaglebine/Woodbine crude oil pipeline project, and has decided to not pursue development of the project. The Knight Warrior project is being canceled due to continued low rig counts in the Eaglebine/Woodbine area coupled with lower production volumes, competing projects and the overall impact of the decreased market price of crude oil. Consequently, shipper commitments related to the project, one of which is a transportation agreement with Eaglebine Crude are being canceled. The Partnership expects to record a non-cash impairment charge related to this cancellation in the range of $22.4 million to $22.8 million for the second quarter of 2016. The Partnership will not incur any significant cash expenditures as a result of this impairment charge.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUEKNIGHT ENERGY PARTNERS, L.P.

	By:	Blueknight Energy Partners G.P., L.L.C.
its General Partner

Date: July 20, 2016	By:	/s/ Alex G. Stallings
Alex G. Stallings
Chief Financial Officer and Secretary